EXHIBIT 99.1

Contact:    Christina Cha
Vice President of Corporate Communication
Kennedy Wilson
(310) 887-6294                                9701 Wilshire Blvd. Suite 700
ccha@kennedywilson.com                            Beverly Hills, CA 90212
www.kennedywilson.com

NEWS RELEASE

KENNEDY WILSON COMPLETES SALE OF JAPANESE MULTIFAMILY PORTFOLIO
Company to receive net proceeds of approximately $100 million from the sale; enters into a 3 year agreement to manage the portfolio
BEVERLY HILLS, Calif. (June 1, 2015) - Global real estate investment and services firm Kennedy Wilson (NYSE: KW) today announced that the company and its equity partners completed the sale of their equity interests in 49 multifamily buildings located throughout Japan, with the closing of one building in the transaction scheduled to occur in the second or third quarter of 2015. The transaction values the 50 building, 2,410 unit portfolio at 58.5 billion JPY (approximately $472 million), including the assumption of mortgage debt and net assets. The net proceeds to Kennedy Wilson total approximately $100 million, which equates to an approximate $64 million cash profit over the life of the investment. Kennedy Wilson expects to invest alongside the purchaser to retain 5% of the equity interests in the portfolio. In addition, Kennedy Wilson will continue to manage the portfolio for a minimum term of 3 years.
“Our management team in Japan has grown the net operating income of the portfolio, coinciding with a strengthening Japanese real estate market” said Matt Windisch, Executive Vice President of Kennedy Wilson. “The proceeds from this sale will be used to invest in both new opportunities and value-add initiatives within our existing portfolio in the US and Europe. Over the last two decades, Kennedy Wilson has had a successful track record in Japan and we are very pleased that our team will remain in place to continue to evaluate future opportunities.”
Kennedy Wilson originally entered the Japanese real estate market in 1995 as Kennedy Wilson Japan. Kennedy Wilson Japan completed its initial public offering in 2002 and is now listed on the Tokyo Stock Exchange as Kenedix. Kennedy Wilson sold its interests in Kenedix in 2003 and began assembling this Portfolio in 2006.

About Kennedy Wilson
Founded in 1977, Kennedy Wilson is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Jersey and Japan. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com.